SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – February 28, 2011

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24341	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed on the Form 8-K filed by Central European Distribution Corporation (“we” or the “Company”) on December 17, 2010, on December 17, 2010, the Company, as original guarantor, and CEDC International sp. z o.o., Przedsiebiorstwo “Polmos” Bialystok S.A. and PWW sp. z o.o. (each a wholly owned subsidiary of the Company and collectively, the “Borrowers”), as borrowers, entered into a PLN 330,000,000 Term and Overdraft Facilities Agreement (the “Credit Facility”) with Bank Handlowy w Warszawie S.A. (“Handlowy”), as agent, original lender and security agent, and Bank Zachodni WBK S.A. (“WBK”), as original lender. The Credit Facility contains certain financial and non-financial covenants, which include, but are not limited to, a minimum ratio of EBITDA to fixed charges (the “Consolidated Coverage Ratio”) and a maximum ratio of total debt less cash to EBITDA (the “Net Leverage Ratio”). The Consolidated Coverage Ratio and the Net Leverage Ratio are each calculated at the end of each period of twelve months immediately preceding the last day of each of the Company’s fiscal quarters (each a “Calculation Period”).

On February 28, 2011 the Company, the additional guarantors party thereto and the Borrowers entered into a letter agreement with Handlowy and WBK (the “Letter Agreement”) pursuant to which and subject to the terms and conditions contained therein, the parties agreed, among other things, to waive any breach of the Consolidated Coverage Ratio covenant and the Net Leverage Ratio covenant relating to the Calculation Period ending on December 31, 2010 and amended these ratios for purposes of the Calculation Period ending on March 31, 2011 to 1.28:1 and 8.35:1, respectively. As a result of the Letter Agreement, our failure to comply with the Consolidated Coverage Ratio covenant and the Net Leverage Ratio covenant as of December 31, 2010 did not result in a default under the Credit Facility. We continue to work with our lenders under the Credit Facility to seek a further amendment to these ratios for future Calculation Periods, and we and our lenders have agreed to cooperate in good faith to reach agreement on revised terms and conditions of the Credit Facility by June 30, 2011. In addition to any rights our lenders have under the Credit Facility, if we have not agreed revised terms with our lenders by June 30, 2011, the Letter Agreement provides that they will have the right at any time on or after July 29, 2011 to declare the facility due and payable.

In connection with the Letter Agreement, we have agreed to pay a one-time waiver fee of PLN 3.3 million (approximately US$1.15 million). In addition, we have agreed with our lenders that the amount available to us under the overdraft facilities included in the Credit Facility is reduced to PLN 120 million (approximately US$41.6 million) and the margins on our term loan and overdraft facilities will be increased (with effect from March 1, 2011) to 4.25% and 3.25%, respectively, and the margin on letters of credit issued thereunder will be increased to 2.50%. The amount available to us under the overdraft facilities may be increased, and the margins may be decreased, at the sole discretion of the lenders after completion of a due diligence process.

The foregoing summary of the Letter Agreement is not complete and is qualified in its entirety by reference to the full text of the Letter Agreement. In the event of any conflict between the foregoing summary and the full text of the Letter Agreement, the text of the Letter Agreement shall control.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated February 28, 2011, among Central European Distribution Corporation, CEDC International sp. z o.o., Przedsiebiorstwo “Polmos” Bialystok S.A. and PWW sp. z o.o., the additional guarantors party thereto, Bank Handlowy w Warszawie S.A. and Bank Zachodni WBK S.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Chris Biedermann
Chris Biedermann
Vice President and
Chief Financial Officer

Date: March 1, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated February 28, 2011, among Central European Distribution Corporation, CEDC International sp. z o.o., Przedsiebiorstwo “Polmos” Bialystok S.A. and PWW sp. z o.o., the additional guarantors party thereto, Bank Handlowy w Warszawie S.A. and Bank Zachodni WBK S.A.